UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

January 12, 2006

Date of Report (Date of earliest event reported)

NORTH AMERICAN SCIENTIFIC, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-26670	51-0366422
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)

20200 Sunburst Street, Chatsworth, California 91311
(Address of principal executive offices) (Zip Code)

(818) 734-8600
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                          Entry Into a Material Definitive Agreement.

On January 12, 2006, North American Scientific, Inc. (“NASI”) and two of its subsidiaries, NOMOS Corporation and North American Scientific, Inc., a California corporation (collectively, the “Company”), entered into a First Amendment to Loan and Security Agreement (the “Amendment”) with Silicon Valley Bank (“Silicon Valley”).  The Amendment amends that certain Loan and Security Agreement dated October 5, 2005 (the “Loan Agreement”), which was reported on, and filed as an exhibit to, a Current Report on Form 8-K filed by the Company with the SEC on October 11, 2005.

The Loan Agreement provided for a secured, revolving line of credit of up to $5,000,000. The line of credit has a term of one year and includes a letter of credit sub-facility.  Borrowings under the line of credit are subject to a borrowing base formula.  The Amendment revised certain terms of the Loan Agreement to provide an adjustment to the borrowing base formula and to permit liens in favor of a holder of subordinated debt that are subordinated to the liens of Silicon Valley.  In addition, the Amendment decreased the minimum tangible net worth that must be maintained by the Company under the Asset Based Terms of the Loan Agreement from $5 million to $1.5 million and granted Silicon Valley a warrant to purchase up to the number of shares of NASI common stock equal to $75,000 divided by the exercise price.  Under the warrant, the exercise price is an amount equal to the lowest of (i) $1.99 per share, (ii) the average closing price on the five trading days immediately preceding the issuance date, or (iii) the lowest closing price during the ten trading days immediately following the release of the Company’s earnings report.  The warrant will expire in five years unless previously exercised.

A copy of the First Amendment to Loan and Security Agreement was filed as Exhibit 10.25 to the Company’s Annual Report on Form 10-K, which was filed with the SEC on January 18, 2006.

Item 2.03.              Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this report is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTH AMERICAN SCIENTIFIC, INC.

Date:	January 19, 2006	By:	/s/L. Michael Cutrer
Name: L. Michael Cutrer
		Title:	President and Chief Executive Officer